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July 8, 1997


Mr. Randy Pike
President
Pike Industries, Inc.
95 Laconia Road
Tilton, NH 03276

Re:   Letter of Intent - Tilcon Site, 355 +/- acres at Exit 20, Tilton, NH

Dear Randy:

This letter will summarize the terms and conditions that DM Management Company would be in general agreement with in forming a formal proposal to enter into a purchase and sale agreement for the acquisition of the above-referenced property. This letter shall serve as a first draft of a Letter of Intent between Buyer and Seller for purposes of reducing to writing the general points necessary to arrive at an agreement before proceeding into the formal purchase and sale agreement in a form acceptable to both parties and their respective legal counsel.


SELLER:           Pike Industries, Inc.
                  95 Laconia Road
                  Tilton, NH 03276


BUYER:            DM Management Company
                  One Winterbrook Way
                  Meredith, NH 03253


PURCHASE PRICE:   Three million, six hundred fifty thousand dollars
                  ($3,650,000.00) payable by certified check or wire transfer
                  ---------------
                  at closing, subject to normal closing adjustments.

DEPOSIT:          Ten thousand dollars
                  $10,000.00 deposit ("DEPOSIT") to be held in an escrow
                  ----------
                  account by an escrow agent mutually satisfactory to both parties, and an additional deposit of
                  TWO HUNDRED THOUSAND AND 00/100 ("DEPOSIT") upon execution
                  --------------------------------
                  of the final Purchase and Sale Agreement.


                  The deposit(s), plus accrued interest, will be applied to the purchase


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                  price at closing unless Buyer becomes in default as defined in the Purchase and Sale Agreement.


PURCHASE AND
SALE AGREEMENT:   To be negotiated by both parties within 14 days from the
                  acceptance of this Letter of Intent by both Buyers and Sellers.

REVIEW PERIOD:    Commencing upon the execution by both parties of the
                  Purchase and Sale Agreement, there will be a 30 day period for due diligence (the "REVIEW PERIOD"). During the review period, Buyer, and its agents, shall examine the property
                  (hazardous waste and any restoration requirements that may be necessary to insure that the site will be in compliance with all state and local laws/ordinances concerning the same).

DOCUMENTS:        Seller will furnish to Buyer (subject to availability) the following documents:

                  1. Copies of any environmental reports (Level I) and any additional reports that have been prepared on the property at the time of acquisition by Pike Industries, Inc.

                  2. Copies of any applicable approvals pertaining to the subject premises.

                  3. Copies of any surveys or plans of the subject premises, including certification that the wetland studies have been reviewed to ascertain that they are accurate for use as high intensity studies for submission of site plans to the Town of Tilton and the New Hampshire State Wetlands Bureau and other DES departments.

                  4.   Title abstract, if available.

                  5. A new legal description based on the survey of the land by Yerkes Surveying Consultants, as shown on preliminary plans of land prepared for Pike Industries, Inc. dated March 31, 1997 and shown on six (6) separate sheets.

UTILITIES:        The Buyer would require that the site be served by public
                  water and sewer in lines sufficient in size to accommodate the development of the 355 +/- acres and that said lines be extended to the lower driveway proposed by the Buyer on concept plans to be refined and submitted. Buyer acknowledges that the water system is under the control of a private owner who is subject to regulation by the Public
                  Utilities Commission and New Hampshire Department of
                  Environmental

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                  Services, Water Supply Division and, therefore, acknowledges that the Seller has no control over the water supply itself.

SITE PREPARATION: The Buyer would request that the Seller prepare the site in accordance to a grading plan to be submitted by the Buyer through its consultants, Sasaki Associates. In general, the building elevation shall be at 493 ft. and the exterior elevations around the building, including the loop roadway, shall be at approximately 490 ft. Said grading plan to be mutually acceptable to both parties and to be submitted prior to execution of a purchase and sale agreement.

RIGHT OF WAY:     Right of way along Route 132 has to be expanded by 20 feet over and above the existing 50 ft. ROW. If the existing land owned by JoAnne Oliver at Tax Map R23-0004 and R23-0004-0001 has not been exchanged with land of the Seller, adjacent to R23-0001 (4 Sanborn Road), prior to execution of the purchase and sale agreement, this provision will need to be addressed. Buyer and Seller will agree to work out said arrangements as part of the purchase and sale agreement and the subdivision and site plan process necessary to complete this transaction.

OTHER: The Buyer must be able to take title to the land of JoAnne Oliver outlined above and to other land along Route 132 owned by DeLong, Fabian and Jesseman; said parcels currently under option to the Buyer or Buyer=s agent. Furthermore, Buyer acknowledges that the Seller is also obligated to convey approximately 18 acres of land in the southeast corner (immediately adjacent to Exit 20 northbound ramps) to The State of New Hampshire Department of Transportation for future improvements to said ramp.

CLOSING DATE:     On or before September 30, 1997

CLOSING PLACE:    Attorney's office for Buyer or Seller, Belknap County
                  Registry of Deeds or Financing Institution as mutually determined by the parties.

CONDITIONS
OF CLOSING:       Subject property must have good, clear record and marketable title, in addition to any other conditions outlined as a condition of closing as determined in a final purchase and sale agreement.

REAL ESTATE
BROKER: Buyer shall be responsible for the payment of a brokerage commission to Mr. Kent Locke as agent for the Buyer. Buyer and Seller acknowledge that they have not dealt with any other broker (In its dealings with the Seller) regarding this transaction.

EXCLUSIVITY:      From the date of the execution of this Letter of Intent, the
                  Seller will remove the property from the marketplace and not enter any



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                  negotiations prior to signing a Purchase and Sale Agreement with the Buyer. This provision shall expire within 14 days from the execution of this letter, unless extended by mutual agreement. The purpose of this Letter of Intent is to serve as an interim agreement of terms and conditions until a Purchase and Sale Agreement can be executed, time being of the essence.




Prepared and Submitted by Kent D. Locke, Jr. of DeWolfe Keewaydin.

Respectfully Submitted By:


/s/ Kent D. Locke, Jr.

Kent D. Locke, Jr.
Realtor



AGREED TO AND ACCEPTED BY:


SELLER:                               BUYER:

PIKE INDUSTRIES, INC.                 DM MANAGEMENT


By /s/ Alan Monaghan                  By /s/ Sam Shanaman
  -----------------------------         ----------------------------------------
  Alan Monaghan, Vice President         Sam Shanaman, Executive Vice President



Date July 17, 1997                    Date 7/16/97
    ---------------------------           --------------------------------------



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